As filed with the Securities and Exchange Commission on April 19, 2016

Registration No. 333-140109

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JINPAN INTERNATIONAL LIMITED

(Exact name of Registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hainan Jinpan Electric Company, Ltd No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan, People’s Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Incentive Plan

(Full title of the plans)

Mark Du

390 Veterans Boulevard

Carlstadt, New Jersey 07072

(Name and address of agent for service)

(201) 460-8778

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Joseph Walsh, Esq.
Troutman Sanders LLP
875 Third Avenue

New York, New York 10022
(212) 704-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-140109) (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission by Jinpan International Limited (the “Registrant”), and became effective on January 19, 2007. Under the Registration Statement, a total of 300,000 common shares, par value of US$0.0045 per share, of the Registrant were registered for issuance pursuant to the Registrant’s 2006 Stock Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On April 18, 2016, the Registrant completed the merger contemplated by agreement and plan of merger, dated January 24, 2016, by and among the Registrant, FNOF E&M Investment Limited (“Parent”) and Silkwings Limited, a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. In accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlstadt, State of New Jersey, on April 19, 2016.

JINPAN INTERNATIONAL LIMITED

By:	/s/ Mark Du
Name:	Mark Du
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhiyuan Li Zhiyuan Li	Chief Executive Officer (Principal Executive Officer) and Director	April 19, 2016

/s/ Mark Du Mark Du	Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2016

/s/ Yuqing Jing	Director	April 19, 2016
Yuqing Jing

/s/ Yuliang Jing	Director	April 19, 2016
Yuliang Jing

/s/ Wei Li	Director	April 19, 2016
Wei Li

/s/ Kaiyu Song	Director	April 19, 2016
Kaiyu Song